FOR IMMEDIATE RELEASE

Contact:	Jeffrey W. Farrar
Executive Vice President and CFO
(434) 964-2217
jfarrar@stellarone.com

STELLARONE CORPORATION REPORTS FIRST QUARTER EARNINGS OF $0.26 PER DILUTED SHARE, INCREASES QUARTERLY DIVIDEND BY 25%

Charlottesville, VA April 25, 2013 –StellarOne Corporation (NASDAQ: STEL) (“StellarOne”), today reported first quarter 2013 net income of $5.9 million, or $0.26 net income per diluted share. This represents a 7.5% increase over net income of $5.5 million or $0.24 per diluted share recognized during the same quarter in the prior year.

In addition, the Board of Directors of StellarOne has approved a second quarter dividend of $0.10 per share, payable on May 28, 2013 to shareholders of record on May 7, 2013. This dividend represents an increase of $0.02 or 25% over the $0.08 share paid in first quarter of 2013, and an increase of $0.04 or 66.7% over the $0.06 paid in second quarter 2012.
"We are pleased with our start in 2013, with improving metrics around organic loan growth and asset quality," said O. R. Barham, Jr., President and Chief Executive Officer. "Loan growth and improved funding costs allowed for a stable net interest margin and revenue growth over last year. Operating expenses remained in line despite operating costs associated with opening new branches and other strategic investments in the business that will yield pay-offs in the future.  Our focus throughout the year will be on improving our sales experience and cross-sell capabilities through our multiple lines of business and multiple channels to continue driving growth. We successfully completed our branch acquisition in Midlothian, expanding the StellarOne brand in the Richmond market, and have opened a third branch in the West End of Richmond this month."

First Quarter 2013 Performance Highlights
  Average loans grew $57.1 million or 2.7% on a sequential basis and are up $87.0 million or 4.2% compared to the same quarter in the prior year.
  Revenue growth improved, with net revenues totaling $31.6 million, up $774 thousand or 2.5% as compared to $30.9 million for first quarter last year.
  Pre-tax, pre-provision earnings were $9.6 million, up $376 thousand or 4.1% over the $9.2 million recognized for the first quarter last year.
  Nonperforming asset levels improved to $37.9 million, a decrease of $3.8 million or 9.1% from December 31, 2012, lowering the ratio of non-performing assets as a percentage of total assets to 1.26% as of March 31, 2013, compared to 1.38% as of December 31, 2012.
  Annualized net charge-offs as a percentage of average loans receivable amounted to 0.28% for the first quarter of 2013, flat to the fourth quarter of 2012 and down from 0.35% for same quarter last year.
  Approximately 372,000 shares were repurchased during the first quarter of 2013, with approximately 1.1 million shares remaining authorized for repurchase under the current share repurchase plan.
Earnings Highlights

				Change	Change
	Q1	Q4	Q1	Q1 13 vs.	Q1 13 vs.
Dollars in thousands, except per share data	2013	2012	2012	Q4 12	Q1 12

Interest income - taxable equivalent	$28,761	$29,050	$29,684	$(289)	$(923)
Interest expense	3,864	4,118	5,062	(254)	(1,198)
Net interest income - taxable equivalent	24,897	24,932	24,622	(35)	275
Less: taxable equivalent adjustment	698	729	726	(31)	(28)
Net interest income	24,199	24,203	23,896	(4)	303
Provision for loan losses	700	1,400	850	(700)	(150)
Net interest income after provision for loan losses	23,499	22,803	23,046	696	453
Noninterest income	7,439	8,068	6,968	(629)	471
Noninterest expense	22,770	22,405	22,400	365	370
Income tax expense	2,257	2,245	2,114	12	143
Net income available to common shareholders	$5,911	$6,221	$5,500	$(310)	$411

Earnings per share available to common shareholders
Basic	$0.26	$0.27	$0.24	$(0.01)	$0.02
Diluted	$0.26	$0.27	$0.24	$(0.01)	$0.02

Net Interest Margin

				Change		Change
	Q1	Q4	Q1	Q1 13 vs.		Q1 13 vs.
Dollars in thousands	2013	2012	2012	Q4 12		Q1 12

Average interest-earning assets	$2,671,513	$2,644,993	$2,575,389	$26,520		$96,124
Interest income (tax equivalent)	$28,761	$29,050	$29,684	$(289)		$(923)
Yield on interest-earning assets	4.37%	4.37%	4.64%	0	bps	(27)	bps
Average interest-bearing liabilities	$2,184,987	$2,169,607	$2,152,479	$15,380		$32,508
Interest expense	$3,864	$4,118	$5,062	$(254)		$(1,198)
Cost of interest-bearing liabilities	0.72%	0.75%	0.94%	(3)	bps	(27)	bps
Cost of borrowings	3.34%	3.36%	3.41%	(2)	bps	(7)	bps
Net interest income (tax equivalent)	$24,897	$24,932	$24,622	$(35)		$275
Net interest margin	3.78%	3.75%	3.85%	3	bps	(7)	bps

First Quarter 2013 compared to Fourth Quarter 2012

The expansion in net interest margin on a sequential basis was driven by a 3 basis point reduction in the cost of interest bearing liabilities and stable asset yields. The yield on assets was slightly elevated due to higher loan fee amortization associated with loan payoffs during the current quarter.  Loan yields contracted 5 basis points due to re-pricing within the current portfolio and reduced yields on stronger new loan production.  Investment yields contracted 3 basis points sequentially due to maturities and pay-downs of higher yielding investments. The cost of interest bearing liabilities improved 3 basis points sequentially, moving from 0.75% during the fourth quarter of 2012 to 0.72% during the first quarter of 2013.  Significant improvements in the cost of interest-bearing liabilities were realized during 2012; however, we anticipate the improvement in 2013 to be more muted and consistent with the sequential shift.  Higher earning assets offset the contraction in loan yields and the effect of the shorter period as net interest income on a tax-equivalent basis remained stable at $24.9 million on a sequential basis.

First Quarter 2013 compared to First Quarter 2012

The net interest margin compressed 7 basis points when compared to the first quarter of 2012.  Loan and investment yields contracted 28 basis points and 52 basis points, respectively, on a year over year basis.  Similar to the sequential quarter contractions, these were also due to the current low rate environment. These contractions were somewhat offset by the 22 basis point improvement in the cost of interest bearing liabilities noted year over year.  Higher earning assets offset the margin compression as net interest income on a tax-equivalent basis increased $275 thousand to $24.9 million for the first quarter of 2013, compared to $24.6 million for the first quarter last year.

Noninterest Income

				% Change	% Change
	Q1	Q4	Q1	Q1 13 vs.	Q1 13 vs.
Dollars in thousands	2013	2012	2012	Q4 12	Q1 12

Retail banking fees	$3,051	$3,370	$3,327	-9.5%	-8.3%
Fiduciary and brokerage fee income	1,228	1,129	1,228	8.8%	0.0%
Mortgage banking-related fees	1,835	2,096	1,777	-12.5%	3.3%
Losses on mortgage indemnifications and repurchases	-	(9)	(354)	-100.0%	-100.0%
(Losses) gains on sale of premises and equipment	(10)	58	(16)	>100%	-37.5%
Gains on securities available for sale	6	440	73	-98.6%	-91.8%
Losses on sale / impairments of foreclosed assets	(130)	(440)	(452)	-70.5%	-71.2%
Income from bank owned life insurance	432	446	440	-3.1%	-1.8%
Insurance income	299	125	288	>100%	3.8%
Other operating income	728	853	657	-14.7%	10.8%
Total noninterest income	$7,439	$8,068	$6,968	-7.8%	6.8%

First Quarter 2013 compared to Fourth Quarter 2012

On an operating basis, which excludes gains and losses from sales and impairments of securities and other assets, total non-interest income amounted to $7.4 million for the first quarter of 2013, down $127 thousand or 1.7% on a sequential basis compared to $7.6 million for the fourth quarter of 2012. The sequential quarter decrease in operating noninterest income was attributable to decreases in retail banking fees and mortgage banking fees of $319 thousand and $261 thousand, respectively.  These contractions were partially offset by a $310 thousand reduction in losses on foreclosed assets, a $174 thousand seasonal increase in insurance income and a $99 thousand increase in fiduciary and brokerage fee income.

The decrease in retail banking fees was driven by a $316 thousand decrease in overdraft revenues, which is considered normal seasonal contraction when comparing the first quarter to the fourth quarter.  The contraction in mortgage banking related fees was primarily margin related due to product mix as loans sold in the first quarter of 2013 totaled $76.8 million or down $1.4 million or only 1.8% from the $78.2 million sold during the fourth quarter of 2012.

The wealth management segment saw growth in both fees from brokerage fee income, which was up $83 thousand or 33.6% and from fiduciary activities, which were up $15 thousand or 1.7%.  Fiduciary assets increased sequentially by $127.7 million or 28.0% amounting to $583.0 million at March 31, 2013, compared to $455.3 million at December 31, 2012. This business segment produced over $105 million in new assets under management during the first quarter of 2013.

Losses and write-downs on foreclosed assets decreased as the portfolio increased $629 thousand or 10.9% during the quarter, as approximately $1.4 million of properties were added and $699 thousand were sold.  Other operating income decreased $125 thousand during the quarter due to a contraction in commercial lending loan swap fee income.

First Quarter 2013 compared to First Quarter 2012

On an operating basis total non-interest income was up $532 thousand or 7.7% compared to $6.9 million for the first quarter of 2012.  The increase in operating noninterest income was attributable to a $354 thousand decrease in losses on mortgage indemnifications, a $322 thousand decrease in losses on foreclosed assets, a $73 thousand increase in other income and a $58 thousand increase in mortgage banking related fees.  These were partially offset by a $276 thousand contraction in retail banking fees.

The decrease in losses on sale/impairments of foreclosed assets is reflective of the downward trending balance in foreclosed assets. This balance decreased $447 thousand or 6.5% when compared to the first quarter of 2012.

Mortgage banking-related fees increased primarily due to volume and not margin as loans sold in the first quarter of 2013 totaled $76.8 million or up $24.8 million or 47.7% from the $52.0 million sold during the first quarter of 2012.  The increase in other operating income was a result of higher commercial lending loan swap fee revenues when compared to the first quarter of 2012.

The decrease in retail banking fees of $276 thousand was driven by a $185 thousand decrease in overdraft revenues and a $92 thousand decrease in interchange fees.  The decrease in overdraft revenues is due to decreased volume, while the decrease in interchange income is primarily due to decreased margin related to recently enacted legislation.

Noninterest Expense

				% Change	% Change
	Q1	Q4	Q1	Q1 13 vs.	Q1 13 vs.
Dollars in thousands	2013	2012	2012	Q4 12	Q1 12

Noninterest Expense
Compensation and employee benefits	$12,423	$11,994	$12,102	3.6%	2.7%
Net occupancy	2,250	2,212	2,063	1.7%	9.1%
Equipment	2,089	1,965	2,218	6.3%	-5.8%
Amortization-intangible assets	311	311	413	0.0%	-24.7%
Marketing	245	373	249	-34.3%	-1.6%
State franchise taxes	587	564	568	4.1%	3.4%
FDIC insurance	506	562	639	-10.0%	-20.8%
Data processing	414	410	341	1.0%	21.4%
Professional fees	754	735	681	2.6%	10.7%
Telecommunications	373	405	425	-7.9%	-12.2%
Other operating expenses	2,818	2,874	2,701	-2.0%	4.3%
Total noninterest expense	$22,770	$22,405	$22,400	1.6%	1.7%

First Quarter 2013 compared to Fourth Quarter 2012

Noninterest expenses were up sequentially by $365 thousand or 1.6%.  This increase was driven by a $429 thousand increase in compensation and benefits expense associated with seasonal increases in incentive costs and related benefits.    Equipment expense increased $124 thousand on higher maintenance costs.  These increases were somewhat offset by decreased marketing, FDIC insurance and telecommunications expenses of $128 thousand, $56 thousand and $32 thousand, respectively.

Professional fees remained elevated due to $316 thousand of nonrecurring costs associated with strategic initiatives involving succession planning, efficiency initiatives and evaluation of certain strategic opportunities.

First Quarter 2013 compared to First Quarter 2012

Noninterest expenses were up year over year by $370 thousand or 1.7%.  The majority of the noninterest expense increase when comparing the first quarter of 2013 to the same quarter in the prior year relates to a $321 thousand increase in compensation and benefits.  The primary driver of the increase relates to increased incentive costs incurred during the current quarter.

Net occupancy, professional fees, and data processing increased when comparing the first quarter of 2013 to the same quarter in the prior year by $187 thousand, $73 thousand and $73 thousand, respectively.  Net occupancy increases were driven by our additional financial centers; professional fees including the aforementioned nonrecurring costs in the current year; and the increase in data processing reflects additional transaction volume and technology investments. These increases were somewhat offset by decreased amortization of intangible assets and FDIC insurance expenses of $102 thousand and $133 thousand, respectively.

The efficiency ratio was 69.19% for the first quarter of 2013, compared to 66.95% for the fourth quarter of 2012 and 68.78% for the first quarter of 2012. The sequential quarter increase in the efficiency ratio reflects lower noninterest income revenues coupled with higher compensation costs associated with incentives and nonrecurring professional costs.  The incentive cost also drove the year over year increase, which was partially offset by slightly higher noninterest income revenues.

Asset Quality

				Change	Change
	Q1	Q4	Q1	Q1 13 vs.	Q1 13 vs.
Dollars in thousands	2013	2012	2012	Q4 12	Q1 12

Allowance for loan losses:
Beginning of period	$29,824	$29,860	$32,588	$(36)	$(2,764)
Provision for loan losses	700	1,400	850	(700)	(150)
Charge-offs	(2,133)	(2,562)	(2,383)	429	250
Recoveries	659	1,126	560	(467)	99
Net charge-offs	(1,474)	(1,436)	(1,823)	(38)	349
End of period	$29,050	$29,824	$31,615	$(774)	$(2,565)

Accruing Troubled Debt Restructurings	$21,082	$22,217	$28,646	$(1,135)	$(7,564)

Loans greater than 90 days past due still accruing	$525	$182	$563	$343	$(38)

Non accrual loans	$29,518	$33,795	$31,558	$(4,277)	$(2,040)
Non accrual TDR's	$1,960	2,087	$6,134	(127)	(4,174)
Total non-performing loans	31,478	35,882	37,692	(4,404)	(6,214)
Foreclosed assets	6,389	5,760	6,836	629	(447)
Total non-performing assets	$37,867	$41,642	$44,528	$(3,775)	$(6,661)

Nonperforming assets as a % of total assets	1.26%	1.38%	1.52%	-0.12%	-0.27%
Nonperforming assets as a % of loans plus foreclosed assets	1.76%	2.00%	2.18%	-0.23%	-0.42%
Allowance for loan losses as a % of total loans	1.36%	1.43%	1.55%	-0.08%	-0.20%
Annualized net charge-offs as a % of average loans outstanding	0.28%	0.28%	0.35%	0.00%	-0.08%

First Quarter 2013 compared to Fourth Quarter 2012

Nonperforming asset levels decreased 9.1% on a sequential basis and 15.0% when compared to the same quarter in the prior year.  We continue to see improvement in the market conditions throughout our footprint and believe our efforts to manage problem credits is driving the reductions noted in nonaccrual loans and nonperforming troubled debt restructurings (“TDR’s”).  The decreased provisioning in the first quarter of 2013 directly correlated to the continued improvement in underlying credit quality metrics used in measuring the risk inherent in the loan portfolio.

Our allowance to nonperforming loans coverage ratio is at its highest level since the second quarter of 2011.  This metric was 92.3% at March 31, 2013, increasing from 83.1% at December 31, 2012 and 83.9% at March 31, 2012. The first quarter net charge offs of $1.5 million outpaced loan loss provisioning of $700 thousand, resulting in an allowance for loan losses of $29.1 million at March 31, 2013, or lower when compared to $29.8 million at December 31, 2012 and $31.6 million at March 31, 2012. The allowance as a percentage of total loans was 1.36% at March 31, 2013, compared to 1.43% at December 31, 2012 and 1.55% at March 31, 2012.

Foreclosed assets on a sequential basis ticked up slightly from an eight quarter low at December 31, 2012.  This was due the net effect of $1.4 million in nonperforming loans migrating to foreclosed assets and $699 thousand of properties being sold during the quarter.  We continue to manage properties out of the portfolio at a moderate pace while maintaining reasonable price points relative to market.

Included in the loan portfolio at March 31, 2013 were loans classified as TDR’s totaling $23.0 million, which is down $1.3 million or 5.2% from $24.3 million at December 31, 2012.  At March 31, 2013, $21.1 million or 91.5% of total TDRs were performing under the modified terms.

Capital

	2013	2012
	Q1	Q4	Q3	Q2	Q1

Tier 1 risk-based capital ratio	15.22%	15.61%	15.65%	15.53%	15.47%
Tangible equity ratio	10.72%	10.80%	10.90%	10.60%	10.64%
Tangible common equity ratio	10.72%	10.80%	10.90%	10.60%	10.64%
Period end shares issued and oustanding	22,569,918	22,889,091	22,881,857	22,874,676	22,858,900
Book value per common share	$19.00	$18.86	$18.71	$18.45	$18.28
Tangible book value per common share	$13.76	$13.71	$13.54	$13.26	$13.06
Shares (cancelled) issued	(290,484)	(450)	(8,278)	27,823	59,208
Average common shares issued and outstanding	22,995,404	23,099,400	23,104,631	23,089,473	23,064,048
Average diluted common shares issued and outstanding	23,021,351	23,100,576	23,105,549	23,089,473	23,064,164
Cash dividends paid per common share	$0.08	$0.08	$0.06	$0.06	$0.06

Risk-based capital ratios continue to substantially exceed published regulatory standards for well-capitalized banks.

Balance Sheet Trends

				% Change	% Change
	Q1	Q4	Q1	Q1 13 vs.	Q1 13 vs.
Dollars in thousands	2013	2012	2012	Q4 12	Q1 12

SUMMARY AVERAGE BALANCE SHEETS
Total loans	$2,141,838	$2,084,741	$2,054,830	2.7%	4.2%
Total investment securities	506,038	521,999	461,236	-3.1%	9.7%
Total earning assets	2,671,513	2,644,993	2,575,389	1.0%	3.7%
Total assets	2,992,789	2,973,428	2,897,624	0.7%	3.3%
Total deposits	2,452,592	2,433,728	2,373,887	0.8%	3.3%
Shareholders' equity	431,506	431,505	416,998	0.0%	3.5%

SUMMARY ENDING BALANCE SHEETS
Total loans	$2,141,931	$2,080,068	$2,034,440	3.0%	5.3%
Total investment securities	510,323	553,476	524,020	-7.8%	-2.6%
Total earning assets	2,758,011	2,709,183	2,621,833	1.8%	5.2%
Total assets	3,013,889	3,023,204	2,925,914	-0.3%	3.0%
Total deposits	2,476,005	2,484,324	2,401,917	-0.3%	3.1%
Shareholders' equity	428,753	431,642	417,920	-0.7%	2.6%

First Quarter 2013 compared to Fourth Quarter 2012

Period end loans grew $61.9 million or 3.0% on a sequential basis and are up $107.5 million or 5.3% compared to the same quarter in the prior year.  Loan growth during the first quarter of 2013 was primarily commercial real estate driven, but growth was noted in just about every loan category.  This category also accounts for most of the growth noted since the first quarter of 2012.  Additionally, loans totaling $11.9 million were purchased during the first quarter in conjunction with the purchase of our Robious Road financial center.  While loan growth in the first quarter of 2013 was improved, pricing competition continues to be high for quality loans and elevated curtailments continue across our footprint.  Investment securities continue to trend down as maturing cash flows from the investment portfolio are being utilized to fund loan growth. While total assets contracted slightly, we improved the mix of earning assets and its ratio to nonearning assets.

Segments

				% Change	% Change
	Q1	Q4	Q1	Q1 13 vs.	Q1 13 vs.
Dollars in thousands	2013	2012	2012	Q4 12	Q1 12

Net Income
Commercial Banking	$5,390	$5,696	$5,425	-5.4%	-0.7%
Mortgage Banking	482	722	221	-33.2%	118.1%
Wealth Management	135	83	175	62.7%	-22.9%
Other	(96)	(280)	(321)	-65.7%	-70.1%
Consolidated	$5,911	$6,221	$5,500	-5.0%	7.5%

First Quarter 2013 compared to Fourth Quarter 2012

The first quarter of 2013 saw decreased contributions from both the Commercial Banking and Mortgage Banking segments on a sequential quarter basis.  These were driven by increased incentives paid out in our commercial lending group and reduced margins on mortgage production, respectively.  Wealth management net income increased based on strong growth in assets under management and higher brokerage fee income realized through increased volume.

First Quarter 2013 compared to First Quarter 2012

The year over year increase in consolidated net income was attributable to the strong contribution from the Mortgage Banking segment, which was volume related.  The Commercial Banking segment saw little contraction in net income due to strong loan growth which offset the contractions in both net interest margin and noninterest income.  Wealth management net income decreased largely due to some nonrecurring revenues associated with a vendor conversion that were recognized during the first quarter of 2012.

Income Taxes

The provision for income taxes was $2.3 million for the first quarter of 2013 compared to $2.2 million for the fourth quarter of 2012. This resulted in an effective tax rate of 27.6% for the first quarter of 2013 compared to 26.8% for the year ended December 31, 2012. The increase in the effective tax rate was due to higher earnings relative to permanent differences.  The effective rate of 27.6% applied to the first quarter is anticipated to be our annual effective rate for 2013.

Earnings Webcast

To hear a live webcast of StellarOne’s first quarter 2013 earnings conference call at 10:00 a.m. Eastern Time on Thursday, April 25, 2013, please visit our website at www.StellarOne.com and click on the Investor Relations section for detailed instructions on how to participate. Replays of the conference call will be available from 1:00 p.m. Eastern Time on Thursday, April 25, 2013 through 11:59 PM Eastern Time on Wednesday, May 1, 2013, by dialing toll free (855) 859 2056 and using passcode #31550077.

About StellarOne

StellarOne Corporation is a traditional community bank with assets of $3.01 billion offering a full range of business and consumer banking services, including trust and wealth management services. Through the activities of our sole subsidiary, StellarOne Bank, we operate over 50 full-service financial centers, two loan production offices, and over 60 ATMs serving the New River Valley, Roanoke Valley, Shenandoah Valley, Richmond, Tidewater, and Central and North Central Virginia.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from historical results, or those anticipated. When we use words such as “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date thereof. StellarOne wishes to caution the reader that factors, such as those listed below, in some cases have affected and could affect StellarOne’s actual results, causing actual results to differ materially from those in any forward-looking statement. These factors include: (i) expected cost savings from StellarOne’s acquisitions and dispositions, (ii) competitive pressure in the banking industry or in StellarOne’s markets may increase significantly, (iii) changes in the interest rate environment may reduce margins, (iv) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, credit quality deterioration, (v) changes may occur in banking legislation and regulation, (vi) changes may occur in general business conditions, and (vii) changes may occur in the securities markets. Please refer to StellarOne’s filings with the Securities and Exchange Commission for additional information, which may be accessed at www.StellarOne.com.

NOTE: Risk-based capital ratios are preliminary.

Additional Financial Data

STELLARONE CORPORATION (NASDAQ: STEL)
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in thousands)

	As of March 31,
	2013	2012
Assets
Cash and due from banks	$42,296	$39,170
Federal funds sold	52	42
Interest-bearing deposits in banks	24,161	45,961
Cash and cash equivalents	66,509	85,173
Investment securities, at fair value	510,323	524,020
Mortgage loans held for sale	30,036	17,058
Loans receivable, net of allowance for loan losses, 2013, $29,050; 2012, $31,615	2,112,441	2,003,137
Premises and equipment, net	73,778	72,602
Accrued interest receivable	8,865	8,961
Core deposit intangibles, net	3,882	4,599
Goodwill	113,652	113,652
Bank owned life insurance	44,613	42,853
Foreclosed assets	6,389	6,836
Other assets	43,401	47,023
Total assets	$3,013,889	$2,925,914

Liabilities
Deposits:
Noninterest-bearing	$372,864	$338,237
Interest-bearing	2,103,141	2,063,680
Total deposits	2,476,005	2,401,917
Federal Home Loan Bank advances	55,000	55,000
Subordinated debt	32,991	32,991
Accrued interest payable	1,548	1,913
Deferred income tax liability	2,662	3,037
Other liabilities	16,930	13,136
Total liabilities	2,585,136	2,507,994

Stockholders' Equity

Preferred stock; no par value; 5,000,000 shares authorized; no shares issued and outstanding.	-	-
Common stock; $1 par value; 35,000,000 shares authorized; 2013: 22,569,918 shares issued and outstanding; 2012: 22,858,900 shares issued and outstanding.	22,570	22,859
Additional paid-in capital	266,596	271,050
Retained earnings	131,161	115,056
Accumulated other comprehensive income	8,426	8,955
Total stockholders' equity	428,753	417,920
Total liabilities and stockholders' equity	$3,013,889	$2,925,914

STELLARONE CORPORATION (NASDAQ: STEL)
QUARTERLY CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars in thousands)

	Three Months Ended
	March 31,
	2013	2012
Interest Income
Loans, including fees	$25,416	$26,014
Federal funds sold and deposits in other banks	18	34
Investment securities:
Taxable	1,444	1,610
Tax-exempt	1,185	1,300
Total interest income	28,063	28,958

Interest Expense
Deposits	3,117	4,277
Federal funds purchased and securities sold under agreements to repurchase	7	6
Federal Home Loan Bank advances	404	438
Subordinated debt	336	341
Total interest expense	3,864	5,062
Net interest income	24,199	23,896
Provision for loan losses	700	850
Net interest income after provision for loan losses	23,499	23,046

Noninterest Income
Retail banking fees	3,051	3,327
Fiduciary and brokerage fee income	1,228	1,228
Mortgage banking-related fees	1,835	1,777
Losses on mortgage indemnifications and repurchases	-	(354)
Losses on sale of premises and equipment	(10)	(16)
Gains on sale of securities available for sale	6	73
Losses on sale / impairments of foreclosed assets	(130)	(452)
Income from bank owned life insurance	432	440
Insurance income	299	288
Other operating income	728	657
Total noninterest income	7,439	6,968
Noninterest Expense
Compensation and employee benefits	12,423	12,102
Net occupancy	2,250	2,063
Equipment	2,089	2,218
Amortization of intangible assets	311	413
Marketing	245	249
State franchise taxes	587	568
FDIC insurance	506	639
Data processing	414	341
Professional fees	754	681
Telecommunications	373	425
Other operating expenses	2,818	2,701
Total noninterest expense	22,770	22,400

Income before income taxes	8,168	7,614
Income tax expense	2,257	2,114
Net income	$5,911	$5,500

Basic net income per common share available to common shareholders	$0.26	$0.24
Diluted net income per common share available to common shareholders	$0.26	$0.24

STELLARONE CORPORATION (NASDAQ: STEL)
CONSOLIDATED AVERAGE BALANCES, YIELDS AND RATES (UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2013 AND 2012
(Dollars in thousands)

	Q1			Q1
	2013			2012
	Average	Interest	Average	Average	Interest	Average
	Balance	Inc/Exp	Rates	Balance	Inc/Exp	Rates

Assets
Loans receivable, net (1)	$2,141,838	$25,476	4.82%	$2,054,830	$26,040	5.10%
Investment securities
Taxable	379,131	1,444	1.52%	322,372	1,610	1.98%
Tax exempt (1)	126,907	1,823	5.75%	138,864	2,000	5.70%
Total investments	506,038	3,267	2.58%	461,236	3,610	3.10%

Federal funds sold and deposits in other banks	23,637	18	0.30%	59,323	34	0.23%
	529,675	3,285	2.48%	520,559	3,644	2.77%

Total earning assets	2,671,513	$28,761	4.37%	2,575,389	$29,684	4.64%

Total nonearning assets	321,276			322,235

Total assets	$2,992,789			$2,897,624

Liabilities and Stockholders' Equity
Interest-bearing deposits
Interest checking	$627,046	$200	0.13%	$585,017	$396	0.27%
Money market	463,969	484	0.42%	412,739	544	0.53%
Savings	313,875	105	0.14%	296,373	332	0.45%
Time deposits:
Less than $100,000	459,826	1,438	1.27%	507,797	1,896	1.50%
$100,000 and more	230,892	890	1.56%	259,364	1,109	1.72%
Total interest-bearing deposits	2,095,608	3,117	0.60%	2,061,290	4,277	0.83%

Federal funds purchased and securities sold under agreements to repurchase	1,388	7	2.02%	835	6	2.95%
Federal Home Loan Bank advances	55,000	404	2.94%	57,363	438	3.02%
Subordinated debt	32,991	336	4.07%	32,991	341	4.09%

	89,379	747	3.34%	91,189	785	3.41%

Total interest-bearing liabilities	2,184,987	3,864	0.72%	2,152,479	5,062	0.94%

Total noninterest-bearing liabilities	376,296			328,147

Total liabilities	2,561,283			2,480,626
Stockholders' equity	431,506			416,998

Total liabilities and stockholders' equity	$2,992,789			$2,897,624

Net interest income (tax equivalent)		$24,897			$24,622
Average interest rate spread			3.65%			3.70%
Interest expense as percentage of average earning assets			0.59%			0.79%
Net interest margin			3.78%			3.85%

(1) Income and yields are reported on a taxable equivalent basis using a 35% tax rate.

STELLARONE CORPORATION (NASDAQ: STEL)
FINANCIAL INFORMATION - FOUR QUARTER TREND (UNAUDITED)
(Dollars in thousands, except per share data)

	2013	2012
	Quarter Ended
	March 31,	December 31,	September 30,	June 30,

Interest income	$28,063	$28,321	$28,843	$28,934
Interest expense	3,864	4,118	4,544	4,754
Net interest income	24,199	24,203	24,299	24,180
Provision for loan losses	700	1,400	1,900	1,400
Total net interest income after provision	23,499	22,803	22,399	22,780
Non interest income	7,439	8,068	7,401	7,076
Non interest expense	22,770	22,405	22,288	23,207
Income before income taxes	8,168	8,466	7,512	6,649
Income tax expense	2,257	2,245	1,952	1,768
Net income	$5,911	$6,221	$5,560	$4,881
Net income per share
basic	$0.26	$0.27	$0.24	$0.21
diluted	$0.26	$0.27	$0.24	$0.21

STELLARONE CORPORATION (NASDAQ: STEL)
SEGMENT INFORMATION (UNAUDITED)
(Dollars in thousands)

At and for the Three Months Ended March 31, 2013

	Commercial	Mortgage	Wealth		Intersegment
	Bank	Banking	Management	Other	Elimination	Consolidated
Net interest income	$24,218	$316	$-	$(335)	$-	$24,199
Provision for loan losses	700	-	-	-	-	700
Noninterest income	5,585	1,817	1,228	26	(1,217)	7,439
Noninterest expense	21,660	1,445	1,035	(153)	(1,217)	22,770
Provision for income taxes	2,053	206	58	(60)	-	2,257
Net income (loss)	$5,390	$482	$135	$(96)	$-	$5,911

Total Assets	$2,960,541	$44,874	$629	$467,166	$(459,321)	$3,013,889
Average Assets	$2,945,276	$39,816	$615	$468,857	$(461,775)	$2,992,789

At and for the Three Months Ended March 31, 2012

	Commercial	Mortgage	Wealth		Intersegment
	Bank	Banking	Management	Other	Elimination	Consolidated
Net interest income	$23,992	$245	$-	$(341)	$-	$23,896
Provision for loan losses	850	-	-	-	-	850
Noninterest income	5,496	1,398	1,278	27	(1,231)	6,968
Noninterest expense	21,090	1,327	1,026	188	(1,231)	22,400
Provision for income taxes	2,123	95	77	(181)	-	2,114
Net income (loss)	$5,425	$221	$175	$(321)	$-	$5,500

Total Assets	$2,900,980	$17,383	$506	$455,548	$(448,503)	$2,925,914
Average Assets	$2,865,457	$24,988	$461	$454,809	$(448,091)	$2,897,624

STELLARONE CORPORATION (NASDAQ: STEL)
SELECTED FINANCIAL DATA (UNAUDITED)
(Dollars in thousands, except per share data)

				Change	Change
	Q1	Q4	Q1	Q1 13 vs.	Q1 13 vs.
	2013	2012	2012	Q4 12	Q1 12
Performance Ratios
Return on average assets	0.80%	0.83%	0.76%	-0.03%	0.04%
Return on average equity	5.56%	5.74%	5.30%	-0.18%	0.26%
Return on average realized equity (A)	5.67%	5.89%	5.45%	-0.22%	0.22%
Net interest margin (taxable equivalent)	3.78%	3.75%	3.85%	0.03%	-0.07%
Efficiency (taxable equivalent) (B)	69.19%	66.95%	68.78%	2.24%	0.41%

(A) Excludes the effect on average stockholders' equity of unrealized gains (losses) that result from changes in market values of securities and other comprehensive pension expense.
(B) Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently.  See Non-GAAP reconciliation for detail.

STELLARONE CORPORATION (NASDAQ: STEL)
CREDIT QUALITY (UNAUDITED)
(Dollars in thousands)
	March 31, 2013
	Loans Outstanding	Nonaccrual Loans	Nonaccrual Loans to Loans Outstanding
Construction and land development:
Commercial	$164,801	$7,962	4.83%
Residential	44,166	186	0.42%
Total construction and land development	208,967	8,148	3.90%
Commercial real estate:
Commercial real estate - owner occupied	351,433	1,655	0.47%
Commercial real estate - non-owner occupied	480,615	1,133	0.24%
Farmland	10,894	127	1.17%
Multifamily, nonresidential and junior liens	113,381	4,996	4.41%
Total commercial real estate	956,323	7,911	0.83%
Consumer real estate:
Home equity lines	241,625	3,148	1.30%
Secured by 1-4 family residential, secured by first deeds of trust	455,397	10,544	2.32%
Secured by 1-4 family residential, secured by second deeds of trust	34,659	516	1.49%
Total consumer real estate	731,681	14,208	1.94%
Commercial and industrial loans (except those secured by real estate)	205,877	1,195	0.58%
Consumer and other:
Consumer installment loans	37,056	13	0.04%
Deposit overdrafts	644	-	0.00%
All other loans	1,383	3	0.22%
Total consumer and other	39,083	16	0.04%
Total loans	$2,141,931	$31,478	1.47%

STELLARONE CORPORATION (NASDAQ: STEL)
RECLASSIFICATIONS (UNAUDITED)

During the first quarter of 2013 we modified the reporting of commissions paid on both the origination of mortgage loans held for sale and the generation of fiduciary fee income.  Mortgage banking-related fees and fiduciary and brokerage fee income are now being reported net of associated commission expense in noninterest income.  Previously both of these commission expense items were reported in the compensation and employee benefits line item on the consolidated income statement.

In addition, debit card interchange costs and net demand deposit charge-offs have been reclassified from the data processing and other operating expenses line items to retail banking fees, respectively.   Also, insurance related expenses have been reclassified from other operating expenses to insurance income.

Management considers the net presentation to more accurately reflect income derived from our retail banking activities and the net contribution of the mortgage banking and wealth management segments to the consolidated financial results.  This is also more consistent with the presentation commonly utilized within our industry.  These changes had no impact on previously reported earnings and the following table illustrates the impact on our efficiency ratio:

	For the Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
Efficiency ratio prior to reclassification	70.29%	68.25%	69.77%
Impact of reclassification	-1.10%	-1.30%	-0.99%
Efficiency ratio as reported	69.19%	66.95%	68.78%

Non-GAAP Financial Measures

Dollars in thousands	For the Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
Noninterest expense	$22,770	$22,405	$22,400
Less:
Amortization of intangible assets	311	311	413
Adjusted noninterest expense	22,459	22,094	21,987

Net interest income (tax equivalent)	24,897	24,932	24,622
Noninterest income	7,439	8,068	6,968
Less:
Gains on sale of securities available for sale	6	440	73
Losses / impairments on foreclosed assets	(130)	(440)	(452)
Net revenues	$32,460	$33,000	$31,969

Efficiency ratio	69.19%	66.95%	68.78%

	For the Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
Net income	$5,911	$6,221	$5,500
Plus:
Income tax expense	2,257	2,245	2,114
Provision for loan losses	700	1,400	850
Tax equivalent adjustment	698	729	726
Pre-tax pre-provision earnings	$9,566	$10,595	$9,190

	For the Three Months Ended
	March 31, 2013	December 31, 2012	March 31, 2012
Total stockholders' equity	$428,753	$431,642	$417,920
Less:
Core deposit intangibles, net	3,882	3,462	4,599
Goodwill	113,652	113,652	113,652
Net other intangibles	740	787	1,084
Tangible common equity	310,479	313,741	298,585

Total assets	3,013,889	3,023,204	2,925,914
Less:
Core deposit intangibles, net	3,882	3,462	4,599
Goodwill	113,652	113,652	113,652
Net other intangibles	740	787	1,084
Tangible assets	$2,895,615	$2,905,303	$2,806,579

Tangible common equity ratio	10.72%	10.80%	10.64%

This report refers to the efficiency ratio, which is computed by calculating noninterest expense less amortization of intangibles and goodwill impairments and dividing this by the sum of net interest income on a tax equivalent basis and noninterest income excluding gains on securities and losses on foreclosed assets. The report also refers to operating noninterest income, which reflects noninterest income adjusted for non-recurring expenses associated with asset gains and losses or expenses that are unusual in nature.  Comparison of our efficiency ratio and operating earnings with those of other companies may not be possible because other companies may calculate them differently.  Pre-tax, pre-provision earnings, which adjusts for tax equivalent items and adds back provision and tax expense to net income, is used to demonstrate a more representative comparison of operational performance without the volatility of credit quality that is typically present in times of economic stress. The tangible common equity ratio is used by management to assess the quality of capital and management believes that investors may find it useful in their analysis of the company. This capital measure is not necessarily comparable to similar capital measures that may be presented by other companies. Such information is not in accordance with generally accepted accounting principles in the United States (“GAAP”) and should not be construed as such. These are non-GAAP financial measures that management believes provide investors with important information regarding operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information should not be viewed as a substitute for GAAP. StellarOne, in referring to its net income, is referring to income under GAAP.